EXHIBIT 99

FOR IMMEDIATE RELEASE	CONTACT:
Thursday January 22, 2009	John A. Ustaszewski
Chief Financial Officer
(740) 657-7000
DCB FINANCIAL CORP ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2008 EARNINGS;
DIVIDEND DECLARATION AND DIRECTOR RESIGNATION
LEWIS CENTER, Ohio, January 22, 2009 — DCB Financial Corp, (OTC Bulletin Board DCBF) announced earnings of $301 thousand, or $0.08 per basic and diluted share for the year ended December 31, 2008, compared to $139 thousand, or $0.04 per basic and diluted share for the same period in 2007. The Corporation also reported a loss of $2.01 million, or $0.54 per basic and diluted share for the three months ended December 31, 2008, compared to a loss of $3.65 million, or $0.97 per basic and diluted share for the same period in 2007.
The Board of Directors approved the regular quarterly dividend of $0.08 per share, payable February 17, 2009 to shareholders of record as of January 30, 2009.
President and Chief Executive Officer Jeffrey T. Benton commented, “It has been a challenging year for the banking industry and The Bank because of the current economic environment. We’ve made good but painful progress in addressing the credit issues in our loan portfolios, particularly with the Columbus investment property loans, in the fourth quarter. Both delinquent and non-accrual loans were reduced significantly from year ago levels. Our net interest margin has been negatively impacted by the lowering of interest rates to historically low levels and the planned increase in investment securities done to enhance liquidity. Our new branches, while increasing expenses in the short term, have done well. Other revenue growth strategies have successfully helped offset some of the margin pressure. Loan balances, while down overall slightly, grew in several categories. Promising corporate lending opportunities with strong new relationships surfaced in 2008, as many large banks have cut back on their lending. The Bank enjoyed its best overall deposit growth in years, with balances increasing more than 10% in 2008. Although results for 2008 were certainly disappointing, we are pleased to show a profit and maintain a dividend payout in the most difficult year in decades for the banking industry.”
The Board of Directors also announced that William R. Oberfield has resigned from the Board as of January 19, 2009, to concentrate on his business. Terry Kramer, Board Chairman, said “We would like to thank Bill Oberfield for his fifteen years of great service as a director. He has been a key contributor, whose insight, candor and humor will be missed.”
Net Income
While results improved in both the full year and fourth quarter of 2008 over comparable 2007 periods, they were lower than historical and desired levels. The Corporation’s net interest income improved slightly, but net income was negatively impacted by continued losses and related expenses in the Bank’s declining Columbus investment property portfolio. While most other income sources increased, overall they declined due to the losses on disposal of foreclosed real estate. Expenses increased due to continued credit workout costs, expenses of the new branches and increased FDIC insurance costs. During the year the Bank recognized a credit attributable to tax liabilities, primarily due to a change in accounting estimate related to the Corporation’s income taxes.

Net Interest Income
Net interest income was $21.7 million for the twelve months ended December 31, 2008, compared to $21.4 million for the same period in 2007. Net interest income was $5.0 million for the three months ended December 31, 2008, compared to $5.1 million for the same period in 2007. The $51 thousand decrease in the fourth quarter 2008 compared to 2007 was mainly attributed to a decrease in loan balances and slower economic activity coupled with non-accrual loans. Strong deposit pricing competition, lower overall rates and lack of loan growth have continued to pressure the net interest margin. The fourth quarter’s margin declined to 3.06% on a fully tax equivalent basis, from 3.30% during the same quarter in 2007, mainly due to a reduction in interest income from a reversal of interest for non-accruing loans and rate declines. Excluding the impact of non-accrual loans, the margin for the fourth quarter would have been 3.15%. The Bank has seen deposit growth primarily in products such as time deposits and CDARS, which generally carry higher costs compared to checking and savings products, but was able to help reduce funding costs by reducing its balances of brokered CDs and borrowed funds. Increased funding costs may further negatively impact the net interest margin in future periods if the current competitive environment remains in effect.
Noninterest Income
Total noninterest income increased $37 thousand, or 2.9%, to $1,328 from $1,291, for the three months ended December 31, 2008, compared to the same period in 2007. The change in non-interest revenues from period to period is mainly attributed to gains on sale of securities and increases in service charges. Excluding losses on the disposal of OREO property, the Bank’s core noninterest revenue generally increased or remained at levels consistent with the prior year. In addition, new revenue sources to enhance noninterest income are being actively pursued, while management remains vigilant to contain operating expenses in this challenging and competitive period.
Noninterest Expense
Total noninterest expense increased $918 thousand, or 19.3%, for the three months ended December 31, 2008, compared to the same period in 2007. The increase was due to a rise in occupancy expenses and salary and wages attributable to the Corporation’s branch expansion, FDIC insurance expense and consulting and professional expenses. The increase in consulting and professional fees was due to the management of OREO properties and workout loans, a new independent loan review function, increased audit costs and an increase in expense related to various consultants with expertise in risk mitigation strategies.
Analysis of Selected Financial Condition (Dollars in thousands)
The Corporation’s assets totaled $712,862 at December 31, 2008, compared to $680,786 at December 31, 2007, an increase of $32,076, or 4.7%. The increase in assets was mainly attributed to investment securities growth coupled with an increase in cash and cash equivalents as a result of an effort to enhance the Bank’s liquidity.
Cash and cash equivalents increased $1,564 from December 31, 2007 to December 31, 2008, driven primarily by growth in deposits. Total securities increased $30,353, or 34.1%, from $89,009 at December 31, 2007 to $119,362 at December 31, 2008. Securities classified as available for sale totaled $111,360, or 93.3% of the total securities portfolio, while securities classified as held to maturity totaled $8,002, or 6.7%. The Corporation invests primarily in U.S. government agencies, municipal bonds, corporate obligations and mortgage-backed securities. The mortgage-backed securities portfolio, totaling $48,931 at December 31, 2008, provides the Corporation with a constant cash flow stream from principal repayments and interest payments.
Total gross loans, including loans held for sale, decreased $7,163, or 1.4%, from $521,571 at December 31, 2007 to $514,408 at December 31, 2008. The Bank experienced a decline in loan balances due to slowing business loan and commercial real estate activity. Another factor was the targeted reduction in investment property and indirect auto lending activities. Retail loan production, including credit card and home equity loans, grew modestly. The Bank has no significant loan concentration in any one industry.
Total deposits increased $54,391, or 10.6%, from $510,874 at December 31, 2007 to $565,265 at December 31, 2008. Deposit growth stems primarily from increased CDARS balances, which provide customers with increased levels of FDIC insurance coverage. The Bank has been able to take advantage of new deposit opportunities because of weakened larger competitors within the market. The Bank had approximately

$147,000 in CDARS deposits outstanding at December 31, 2008, primarily from public fund customers. Growth of core deposits remains difficult due to the competition’s aggressive pricing as they seek liquidity. Management intends to continue to develop new products and to monitor the rate structure of its deposit products to encourage continued growth of its deposits.
Demand deposit accounts increased $4,535, or 3.9%, regular savings increased $2,051, or $7.2% and CD’s < $100 increased $31,623, or 42.1%, during the twelve months ended December 31, 2008. Money market savings balances decreased as short term rates fell to historic levels. The Corporation utilizes a variety of alternative funding sources due to competitive challenges for deposits within its primary market.
Total FHLB and other borrowings decreased $21,698 from $110,082 at December 31, 2007 to $88,384 at December 31, 2008. Continued reliance on outside funding rather than lower cost deposits could increase the Corporation’s overall cost of funds.
Provision and Allowance for Loan Losses
The provision for loan losses totaled $3,921 for the three months ended December 31, 2008, compared to $7,375 for the same period in 2007. DCB maintains an allowance for loan losses at a level to absorb management’s estimate of probable inherent credit losses in its portfolio. The largest percentage of charge-offs during the three months ended December 31, 2008 resulted from Columbus investment property loans. Non-accrual loans at December 31, 2008 decreased to $4,698 compared to $10,360 at December 31, 2007. The majority of non-accrual balances are attributed to loans in the investment real estate sector that were not generating sufficient cash flow to service the debt. Delinquent loans over thirty days decreased to 1.92% at December 31, 2008 from 3.31% at December 31, 2007, mainly due to the real estate investment portfolio.
Management will continue to monitor the credit quality of the loan portfolio and may recognize additional provisions in the future if needed to maintain the allowance for loan losses at an appropriate level. The balance of allowance for loan losses was $5,881, or 1.15% of total loans at December 31, 2008, compared to $8,298, or 1.59% of total loans at December 31, 2007.

SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
January 22, 2009 Press Release
DCB FINANCIAL CORP

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	December 31,	December 31,
	2008	2007
	(unaudited)
ASSETS
Cash and due from financial institutions	$19,632	$15,588
Federal funds sold	14,000	16,480

Total cash and cash equivalents	33,632	32,068
Securities available for sale, at fair value	111,360	89,009
Securities held to maturity at amortized cost	8,002	—

Total securities	119,362	89,009
Loans held for sale, at lower of cost or market	1,083	1,078
Loans	513,325	520,493
Less allowance for loan losses	(5,881)	(8,298)

Net loans	507,444	512,195
Real estate owned	5,252	1,406
Investment in FHLB stock	3,796	3,670
Premises and equipment, net	15,537	14,178
Investment in unconsolidated affiliates	1,277	1,270
Bank-owned life insurance	15,623	14,963
Accrued interest receivable and other assets	9,856	10,949

Total assets	$712,862	$680,786

LIABILITIES
Deposits
Noninterest-bearing	$49,018	$53,112
Interest-bearing	516,247	457,762

Total deposits	565,265	510,874
Federal funds purchased and other short-term borrowings	5,370	16,596
Federal Home Loan Bank advances	83,014	93,486
Accrued interest payable and other liabilities	3,182	2,762

Total liabilities	656,831	623,718

SHAREHOLDERS’ EQUITY
Common stock, no par value, 7,500,000 shares authorized, 4,273,908 issued	3,780	3,780
Retained earnings	64,905	66,690
Treasury stock, at cost, 556,523 shares	(13,489)	(13,489)
Accumulated other comprehensive income	835	87

Total shareholders’ equity	56,031	57,068

Total liabilities and shareholders’ equity	$712,862	$680,786

DCB FINANCIAL CORP

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Interest and dividend income
Loans	$7,594	$9,018	$32,827	$38,781
Taxable securities	1,039	930	3,954	3,585
Tax-exempt securities	270	214	1,010	892
Federal funds sold and other	50	24	614	298

Total interest income	8,953	10,186	38,405	43,556

Interest expense
Deposits	3,005	4,120	12,690	18,092
Borrowings	938	1,005	4,053	4,062

Total interest expense	3,943	5,125	16,743	22,154

Net interest income	5,010	5,061	21,662	21,402

Provision for loan losses	3,921	7,375	7,921	10,159

Net interest income (loss) after provision for loan losses	1,089	(2,314)	13,741	11,243

Noninterest income
Service charges on deposit accounts	679	673	2,653	2,656
Trust department income	167	186	910	876
Net gain on sale of securities	29	—	307	33
Net loss on sale of assets	(345)	—	(1,080)	(228)
Gains on sale of loans	14	74	193	344
Treasury management fees	133	146	533	551
Data processing servicing fees	(8)	100	491	408
Earnings on bank owned life insurance	165	165	660	567
Other	494	(53)	820	721

	1,328	1,291	5,487	5,928
Noninterest expense
Salaries and other employee benefits	2,469	2,447	10,133	9,643
Occupancy and equipment	1,284	1,026	4,452	3,663
Professional services	230	140	1,060	475
Advertising	126	119	446	427
Postage, freight and courier	87	81	306	286
Supplies	93	76	338	290
State franchise taxes	158	68	499	463
Other	1,222	794	3,684	2,715

	5,669	4,751	20,918	17,962

Loss before income tax credits	(3,252)	(5,774)	(1,690)	(791)

Federal income tax credits	(1,243)	(2,123)	(1,991)	(930)

Net income (loss)	$(2,009)	$(3,651)	$301	$139

Basic earnings (loss) per common share	$(0.54)	$(0.97)	$0.08	$0.04

Diluted earnings (loss) per common share	$(0.54)	$(0.97)	$0.08	$0.04

Dividends per share	$0.08	$0.16	$0.56	$0.60

DCB FINANCIAL CORP
Selected Key Ratios and Other Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/08	12/31/07	12/31/08	12/31/07
Key Financial Information

Net interest income	$5,010	$5,061	$21,662	$21,402

Provision for loan and lease losses	$3,921	$7,375	$7,921	$10,159

Non-interest income	$1,328	$1,291	$5,487	$5,928

Non-interest expense	$5,669	$4,751	$20,918	$17,962

Net income (loss)	$(2,009)	$(3,651)	$301	$139

Loan balances (average)	$511,772	$526,683	$517,511	$538,670

Deposit balances (average)	$578,683	$508,081	$556,070	$511,160

Non-accrual loans	$4,698	$10,360	$4,698	$10,360

Loans 90 days past due and accruing	$1,146	$2,740	$1,146	$2,740

Basic earnings (loss) per common share	$(0.54)	$(0.97)	$0.08	$0.04

Diluted earnings (loss) per common share	$(0.54)	$(0.97)	$0.08	$0.04

Weighted Average Shares Outstanding (000):
Basic	3,717	3,717	3,717	3,743

Diluted	3,717	3,719	3,717	3,746

DCB FINANCIAL CORP
Selected Consolidated Financial Information
(Unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/08	12/31/07	12/31/08	12/31/07
Key ratios (Annualized where applicable):

Return on average assets	(1.10%)	(2.16%)	0.04%	0.02%

Return on average shareholders’ equity	(14.3%)	(24.3%)	0.5%	0.2%

Annualized non-interest expense to average assets	3.10%	2.84%	2.94%	2.65%

Efficiency ratio	89.9%	74.8%	77.9%	65.8%

Net interest margin (fully taxable equivalent)	3.06%	3.30%	3.37%	3.43%

Equity to assets at period end	7.86%	8.38%	7.86%	8.38%

Allowance for loan losses as a percentage of period-end loans	1.15%	1.59%	1.15%	1.59%

Total allowance for losses on loans to non-accrual loans	125%	80%	125%	80%

Net charge-offs (annualized) as a percent of average loans	5.38%	3.85%	2.00%	1.36%

Non-accrual loans to total loans (net)	0.93%	2.02%	0.93%	2.02%

Delinquent loans (30+ days)	1.92%	3.31%	1.92%	3.31%

Business of DCB Financial Corp
DCB Financial Corp (the “Corporation”) is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the “Bank”) a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 18 branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions; however such services are not a significant part of its current operations or revenues.
Application of Critical Accounting Policies
DCB’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.
The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation’s 2007 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.
Forward-Looking Statements
Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the “Bank”). Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.
The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.